January 11, 2000


                  NON-QUALIFIED STOCK OPTION PLAN AND AGREEMENT

Anthony T. Castor, III
2702 Hemmingway Lane
Mahwah, New Jersey  07430

Dear Mr. Castor:

         To induce you to agree to become employed by The Morgan Group, Inc. ("Morgan") as its Chief Executive Officer, you are hereby granted the option to purchase a total of 120,000 shares of Morgan's Class A Common Stock, $.015 par value per share ("Class A Common Stock"). This agreement is a separate stock option plan and agreement not made pursuant to Morgan's Incentive Stock Plan (the "Plan"); provided, that the terms and conditions of that Plan which govern grants thereunder shall nevertheless govern the terms of this plan and agreement, except as otherwise expressly provided herein, and, for such purpose, the Plan is incorporated herein by reference.

         1. The term of this option (the "Option Term") shall be for a period of ten years and one day from the date of this letter, subject to earlier termination as provided in paragraphs 3 and 4 hereof. This option shall vest and become exercisable in three installments with different prices as follows:

         INSTALLMENT ONE:

         For 40,000 shares shall have an exercise price of $5.625, exercisable after the date 6 months from the date of this agreement.

         INSTALLMENT TWO:

         For 40,000 shares shall have an exercise price of $7.625, exercisable after the date 18 months from the date of this agreement.

         INSTALLMENT THREE:

         For 40,000 shares shall have an exercise price of $9.625, exercisable after the date 30 months from the date of this agreement.

Notwithstanding the forgoing, this option may not be exercised unless and until this plan and agreement has been approved by Morgan's stockholders in the manner and to the extent required by the rules of the American Stock Exchange. Except as otherwise provided above, the option may be


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exercised  at any  time,  or from time to time,  in whole or in part,  until the
Option Term expires, but in no case may fewer than 100 such shares be purchased at any one time, except to purchase a residue of fewer than 100 shares.

         2. You must pay the exercise price in cash at the time this option is exercised; provided, however that, with the approval of Morgan's Compensation Committee (the "Committee"), you may exercise your option by tendering to Morgan whole shares of Morgan's Class A Common Stock owned by you, or any combination of whole shares of Morgan's Class A Common Stock owned by you and cash, having a fair market value equal to the cash exercise price of the shares with respect to which the option is exercised by you. For this purpose, any shares so tendered shall be deemed to have a fair market value as determined by the Committee consistent with the requirements of Treas. Reg. ss.20.2031-2 and ss.422 of the Internal Revenue Code of 1986, as amended. To exercise this option, you must send written notice to Morgan's Secretary at the address noted in Section 10 hereof. Such notice shall state the number of shares in respect of which the option is being exercised, shall identify the option exercised as a non-qualified stock option, and shall be signed by the person or persons so exercising the option. Such notice shall be accompanied by payment of the full cash option price for such shares or, if the Committee has authorized the use of the stock swap feature provided for above, such notice shall be followed as soon as practicable by the delivery of the option price for such shares. Certificates evidencing shares of Class A Common Stock will not be delivered to you until payment has been made.

         3. If you are no longer an employee of Morgan (or its subsidiary) because of any reason other than death or permanent disability, this option shall automatically terminate on the date sixty (60) days after your termination of employment.

         Any installment of this option that is not vested in accordance with paragraph 1 at the time of your termination of employment shall terminate and be forfeited; provided, that if your employment is terminated by Morgan without cause (as defined in your employment agreement with Morgan dated on or about the date hereof ("Employment Letter")):

         (a) prior to the date 6 months after the date of this agreement, Installment One shall become and remain exercisable until the date sixty (60) days after your termination of employment;

         (b) after the date 12 months after the date of this agreement, Installment Two shall become and remain exercisable until the date sixty (60) days after your termination of employment;

         (c) after the date 24 months after the date of this agreement, Installment Three shall become and remain exercisable until the date sixty (60) days after your termination of employment.

         4. If you die while serving as an employee of Morgan (or its subsidiary), this option, to the extent otherwise vested and exercisable at the time of your death, may be exercised in whole or in part by your executor, administrator, or estate beneficiaries at any time within one (1) year after


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the date of your death but not later than the date upon which this option  would otherwise expire. If your employment with Morgan (or its subsidiary) should terminate by reason of permanent disability (as determined by the Committee) this option, to the extent otherwise vested and exercisable at the time of such termination, may be exercised in whole or in part at any time within six (6) months after your date of termination, but not later than the date upon which this option would otherwise expire.

         5. This option is non-transferable otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. It may be exercised only by you or your guardian, if any, or, if you die, by your executor, administrator, or beneficiaries of your estate who are entitled to your option.

         6. All rights to exercise this option will expire, in any event, ten years and one day from the date of this letter.

         7. Certificates evidencing shares issued upon exercise of this option may bear a legend setting forth among other things such restrictions on the disposition or transfer of the shares of Morgan as Morgan may deem consistent with applicable federal and state laws.

         8. Nothing in this option plan and agreement shall restrict the right of Morgan (or its subsidiary by which you are employed) to terminate your employment at any time with or without cause, subject to the terms of your Employment Letter.

         9. This option plan and agreement is subject to such regulations as may from time to time be adopted by the Committee. A copy of The Morgan Group, Inc. Incentive Stock Plan has been furnished to you and an additional copy may be obtained from Morgan. No amendment to such Plan shall be deemed to apply to this plan and agreement if such amendment would conflict with the express terms hereof.

         10. All notices by you to Morgan and your exercise of the option herein granted, shall be addressed to The Morgan Group, Inc., 28651 U.S. 20 West, Elkhart, Indiana 46514, Attention: Secretary, or such other address as Morgan may, from time to time, specify.

                                           Very truly yours,

                                           THE MORGAN GROUP, INC.


                                           By:/s/ Charles C. Baum
                                              ---------------------------------
                                               Charles C. Baum, Chairman of the
                                               Board and Chief Executive Officer

Accepted as of the date above written



Anthony T. Castor, III